Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR TO FOCUS ON CORE REAL ESTATE BUSINESS FOLLOWING STRATEGIC REVIEW

Acquiring, Entitling and Developing Residential and Mixed-Use Communities
Investing in Multifamily Opportunities
Harvesting Cash Flow From Oil and Gas By Significantly Lowering Investments and Operating Costs
Transitioning Timberland Into Real Estate Properties

AUSTIN, TEXAS, May 12, 2015—Forestar Group Inc. (“Forestar” or the “Company”) (NYSE: FOR) announced today that as a result of its strategic review, the Board of Directors has unanimously approved and initiated a plan to focus on growing its core real estate business. The company will focus on harvesting cash flow from our non-core oil and gas business by significantly lowering capital expenditures and operating costs.

Acquiring, Entitling and Developing Residential and Mixed-Use Communities

“The comprehensive and thorough strategic review of our business was driven by our commitment to enhance shareholder value by increasing the Company’s focus and capital investments in real estate. Since becoming a public company in 2007, real estate has been the foundation of our business. We have generated significant value through entitlement and development of exceptional communities. Going forward, we will continue to actively acquire and develop residential and mixed-use communities,” said Jim DeCosmo, President and Chief Executive Officer of Forestar.

Investing in Multifamily Opportunities

“As a focused real estate company, we plan to take advantage of market conditions and the strength of our team to invest in multifamily opportunities, including projects that provide additional recurring cash flow.”

Harvesting Cash Flow From Oil and Gas

“We have oil and gas assets located in attractive oil and gas basins, including over 9,000 net mineral acres in the core of the prolific Bakken/Three Forks. As part of the plan, we have restructured our oil and gas operating business to focus on harvesting cash flow by significantly lowering capital expenditures and reducing operating costs.”

Transitioning Timberland Into Real Estate Properties

“We have approximately 70,000 acres of well managed timberland that we plan to transition, over time, into real estate properties as tax efficiently as possible.”

Maintaining Balance Sheet Strength and Solid Growth Platform To Maximize Shareholder Value

“We are committed to maintaining financial flexibility and adequate liquidity, providing a solid platform for real estate growth and investment.”

“Today’s announcement of our plan reflects the strong commitment of our Board of Directors and management team to maximizing long-term shareholder value by building a best of class real estate business and growing net asset value,” concluded Jim DeCosmo, President and Chief Executive Officer of Forestar.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At first quarter-end 2015, the real estate segment owns directly or through ventures over 112,000 acres of real estate located in eleven states and 14 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 74 entitled, developed and under development projects in ten states and 13 markets encompassing over 11,200 acres, comprised of over 18,500 planned residential lots and approximately 2,000 commercial acres. The oil and gas segment includes approximately 960,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 370,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.